Allegion to Divest Venezuelan Business

DUBLIN (Aug. 28, 2015) - Allegion plc (NYSE: ALLE), a leading global provider of security products and solutions, today announced the divestiture of its majority ownership in its Venezuelan business to Venezuelan investors.

“This decision was made to improve our shareholder value by reducing risk associated with an uncertain operating environment and the Venezuelan bolivar,” said David D. Petratis, chairman, president and CEO of Allegion. “We have valued the contribution of the entire team to Allegion’s success and expect that the business will be in good hands.”

The terms of the agreement were not disclosed. However, Allegion will record a non-cash charge currently estimated at $26 million, which primarily represents cumulative currency translation adjustments that have been deferred in equity and will be reclassified to a loss in the company’s net earnings from continuing operations.

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Forward-Looking Statements
This news release includes “forward-looking statements,” which are statements that are not historical facts. These forward-looking statements are based on the Company's currently available information and our current assumptions, expectations and projections about future events. They are subject to future events, risks and uncertainties - many of which are beyond our control - as well as potentially inaccurate assumptions, that could cause actual results to differ materially from those in the forward-looking statements. Further information on these factors and other risks that may affect the Company's business is included in filings it makes with the Securities and Exchange Commission from time to time; including its Form 10-K for the year ended December 31, 2014, and its Form 10-Q for the quarters ended March 31 and June 30, 2015. The Company assumes no obligations to update these forward-looking statements.

About Allegion™
Allegion (NYSE: ALLE) is a global pioneer in safety and security, with leading brands like CISA®, Interflex®, LCN®, Schlage® and Von Duprin®. Focusing on security around the door and adjacent areas, Allegion produces a range of solutions for homes, businesses, schools and other institutions. Allegion is a $2 billion company, with products sold in almost 130 countries.

For more, visit www.allegion.com.

Media Contact:
Maria Pia Tamburri - Director, Public Affairs
317-810-3399
Maria.Tamburri@allegion.com

Analysts Contact:
Tom Martineau, Director, Investor Relations
317-810-3759
Tom.Martineau@allegion.com

Source: Allegion plc